UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MAKEMUSIC!, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Annual Meeting of Shareholders
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS
MANAGEMENT SHAREHOLDINGS
ELECTION OF DIRECTORS
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
ADOPTION OF 2003 EQUITY INCENTIVE PLAN (Proposal #3)

MAKEMUSIC! INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of MakeMusic! Inc. will be held on Wednesday, May 21, 2003, at 3:30 p.m. (Minneapolis time), at the 50th floor, IDS Center, 80 South 8th Street, Minneapolis, Minnesota, United States, for the following purposes:

1.	To set the number of directors at seven (7).

2.	To elect directors for the ensuing year.

3.	To approve the MakeMusic! Inc. 2003 Equity Incentive Plan.

4.	To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

     Only shareholders of record at the close of business on March 28, 2003, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Your vote is important. We ask that you complete, sign, date and return the enclosed proxy in the envelope provided for your convenience. The prompt return of proxies will save the Company the expense of further requests for proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Philip Sean Lafleur Chief Executive Officer and Chairman of the Board

Eden Prairie, Minnesota
United States
April 11, 2003

MAKEMUSIC! INC.

Annual Meeting of Shareholders
May 21, 2003

PROXY STATEMENT

INTRODUCTION

     Your Proxy is solicited by the Board of Directors of MakeMusic! Inc. (“the Company”) for use at the Annual Meeting of Shareholders to be held on May 21, 2003, at the location and for the purposes set forth in the Notice of Meeting, and at any adjournment thereof.

     The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary of the Company. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

     The mailing address of the principal executive office of the Company is 6210 Bury Drive, Eden Prairie, Minnesota, 55346-1718, United States. The Company expects that this Proxy Statement, the related proxy and Notice of Meeting will first be mailed to shareholders on or about April 11, 2003.

OUTSTANDING SHARES AND VOTING RIGHTS

     The Board of Directors of the Company has fixed March 28, 2003, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 28, 2003, 3,356,330 shares of the Company’s Common Stock were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS

     The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of March 28, 2003. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and Address	Number of Shares		Percent
of Beneficial Owner	Beneficially Owned		of Class(1)

Société Générale Asset Management 2, place de la Coupole 92078 Paris-la-Défense Cedex France	1,054,310	(2)	28.7%
Viventures FCPR 1, place Carpeaux 92915 La-Défense France	328,836	(3)	9.7%
BGL Investment Partners S.A. rue des Coquelicots, 1 L-1356 Luxembourg Luxembourg	339,016	(4)	9.6%
Benson K. Whitney 821 Marquette Avenue Minneapolis, MN 55402	294,258	(5)	8.5%
Patrick Revenu 24, chemin Neuf 69570 Dardilly France	213,618	(6)	6.3%
J.M. Hixon Partners, LLC 821 Marquette Avenue Minneapolis, MN 55402	208,910	(7)	6.1%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of March 28, 2003, or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.

(2)	Includes (i) 57,478 shares held by FCPI SGAM Innovation, (ii) 60,204 shares held by FCPI SOGE Innovation, (iii) 311,358 shares held by FCPI SOGE Innovation 2, (iv) 126,042 shares held by FCPI SOGE Innovation 5, (v) 101,042 shares held by FCPI SOGE Innovation 6, (vi) 85,416 shares held by FCPI SOGE Innovation 7, (vii) 126,042 shares issuable pursuant to a currently exercisable warrant held by FCPI SOGE Innovation 5, (viii) 101,042 shares issuable pursuant to a currently exercisable warrant held by FCPI SOGE Innovation 6, (ix) 85,416 shares issuable pursuant to a currently exercisable warrant held by FCPI SOGE Innovation 7, all of which are funds managed by Société Général Asset Management.

(3)	Includes 22,728 shares issuable pursuant to a currently exercisable warrant.

(4)	Includes 169,508 shares issuable pursuant to a currently exercisable warrant.

(5)	Includes (i) 38,507 shares issuable pursuant to a currently exercisable warrant (ii) 153,193 shares held by J.M. Hixon Partners, LLC (“Hixon Partners”), (iii) 500 shares issuable pursuant to a currently exercisable option held by Hixon Partners, (iv) 6,584 shares held by Gideon Hixon Ventures (“Hixon Ventures”) and (v) 55,217 shares issuable pursuant to a currently exercisable warrant held by J.M. Hixon Partners, LLC. Mr. Whitney, as the managing member of Hixon Partners, has sole voting and dispositive power over the shares held by Hixon Partners, and has shared voting and dispositive powers over the shares held by Hixon Ventures.

(6)	Includes (i) 8 shares held by PLS Ventures, (ii) 94,209 shares held by InnovaFrance FCPI, (iii) 55,465 shares held by InnovaFrance 99 FCPI, (iv) 48,936 shares held by Avenir Finance Partners, (v) 7,500 shares issuable pursuant to a currently exercisable warrant held by InnovaFrance 99 FCPI and (vi) 7,500 shares issuable pursuant to a currently exercisable warrant held by Avenir Finance Partners. Mr. Revenu is the managing partner of PLS Ventures and is affiliated with InnovaFrance and Avenir Finance Partners. Mr. Revenu disclaims beneficial ownership in the shares held by PLS Ventures, InnovaFrance and Avenir Finance Partners.

(7)	Includes (i) 500 shares issuable pursuant to a currently exercisable option and (ii) 55,217 shares issuable pursuant to a currently exercisable warrant.

MANAGEMENT SHAREHOLDINGS

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 28, 2003, by each executive officer of the Company named in the Summary Compensation table, by each current director and nominee for director of the Company and by all directors and executive officers (including the named individuals) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name of Beneficial	Number of Shares		Percent
Owner or Identity of Group	Beneficially Owned		of Class(1)

Benson K. Whitney	294,258	(2)	8.5%
Patrick Revenu	213,618	(3)	6.3%
Philip Sean Lafleur	145,232	(4)	4.2%
François J. Duliège	122,868	(5)	3.6%
Martin Velasco	113,227	(6)	3.3%
Philippe Aubert	75,372	(7)	2.2%
John W. Paulson	46,238	(8)	1.4%
Barbara S. Remley	9,508	(9)	*
Timothy P. Bajarin	3,150	(10)	*
All current officers and directors as a group (9 persons)	1,023,471	(11)	27.4%

* Less than 1%

(1)	See footnote (1) to preceding table.

(2)	See footnote (5) to preceding table.

(3)	See footnote (6) to preceding table.

(4)	Includes 93,497 shares which may be purchased upon exercise of options and warrant that are exercisable as of March 28, 2003 or within 60 days of such date.

(5)	Includes 27,098 shares issuable pursuant to a currently exercisable warrant and 64,772 shares that may be acquired upon exercise of currently exercisable rights under the Put and Call.

(6)	Includes (i) 3,120 shares which may be purchased upon exercise of options that are exercisable as of March 28, 2003 or within 60 days of such date, (ii) 3,129 shares held by Genevest Consulting S.A., of which Mr. Velasco is a director, (iii) 77,729 shares held by International Sequoia Investments Ltd., of which he is a shareholder and (iv) 29,249 shares issuable pursuant to a currently exercisable warrant held by International Sequoia Investments Ltd. Mr. Velasco disclaims beneficial ownership in the shares held by Genevest Consulting S.A. and International Sequoia Investments Ltd.

(7)	Includes (i) 36,756 shares held by FCPR Robertsau Investissement, (ii) 3,940 shares issuable pursuant to a currently exercisable warrant held by FCPR Robertsau Investissement, (iii) 17,338 shares hald by Robertsau Gestion and (iv) 17,338 shares issuable pursuant to a currently exercisable warrant held by Robertsau Gestion. Mr. Aubert is Chief Executive Officer of Robertsau Gestion, which manages FCPR Robertsau Investissement.

(8)	Includes 16,188 shares which may be purchased upon exercise of options that are exercisable as of March 28, 2003 or within 60 days of such date.

(9)	Includes 7,758 shares which may be purchased upon exercise of options and warrant that are exercisable as of March 28, 2003 or within 60 days of such date.

(10)	Includes 3,150 shares which may be purchased upon exercise of options that are exercisable as of March 28, 2003 or within 60 days of such date.

(11)	Includes 310,562 shares which may be purchased upon exercise of options and warrants that are exercisable as of March 28, 2003 or within 60 days of such date and 64,772 shares that may be acquired upon exercise of currently exercisable rights under the Put and Call.

ELECTION OF DIRECTORS
(Proposals #1 and #2)

General Information

     The Bylaws of the Company provide that the number of directors, which shall not be less than one, shall be determined by the Board of Directors or by the shareholders. The Board of Directors recommends that the number of directors be set at seven and that seven directors be elected at the Annual Meeting. All of the nominees are current members of the Board of Directors. Under applicable Minnesota law, approval of the proposal to set the number of directors at seven, as well as the election of each nominee, requires the affirmative vote of the holders of the greater of (A) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (B) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

     In the absence of other instructions, each proxy will be voted for each of the nominees listed below. If elected, each nominee will serve until the next annual meeting of shareholders and until his successor shall be elected and qualified. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     The names and ages of all of the director nominees and the positions held by each with the Company are as follows:

Name	Age	Position

Philip Sean Lafleur	39	Chief Executive Officer and Chairman of the Board
John W. Paulson	55	President and Director
Philippe Aubert (3)	43	Director
Timothy Bajarin (3)	53	Director
François Duliège (1)	46	Director
Martin Velasco (2)	49	Director
Benson K. Whitney (1)(2)	46	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance Committee.

     Philip Sean Lafleur joined MakeMusic! in November 2000 as Chief Operating Officer and a director. He became Chief Executive Officer in January 2001 and Chairman of the Board in October 2001. Prior to joining MakeMusic!, Mr. Lafleur held the position of Vice President for European Internet Operations for Trader Classified Media. In 1990 Mr. Lafleur joined Bertelsmann, where for nine years he held a variety of positions including Deputy Marketing Manager France Loisirs (Paris), President of Québec Loisirs (Montreal), and Executive Director of Music and Multimedia Operations and Foreign Subsidiaries for France Loisirs. In this last position, Mr. Lafleur acted as Chairman of the Music Expert Committee for Bertelsmann’s European book and music clubs. Mr. Lafleur holds a BS honors degree in Physics from U.B.C. Vancouver, Canada. After beginning his career as a Business Analyst for McKinsey & Co. in Toronto, Mr. Lafleur went on to obtain an Honors MBA from INSEAD (Fontainebleau).

     John W. Paulson has been President of the Company since October 2001 and a director since December 1990. He was President of the Company’s Coda Division from October 2000 to October 2001 and Chief Executive Officer and Chairman of the Board of Directors of the Company from December 1990 to October 2000. From 1982 to 1990, Mr. Paulson was Chairman of Springboard Software, Inc., a publicly held company he founded to develop and market educational and consumer software products. Springboard was subsequently purchased by Spinnaker Software Corp. Prior to founding Springboard, Mr. Paulson was a public school music teacher for nine years during which time he taught band, keyboard and electronic music classes. He has a Master of Arts in Music Education from the Eastman School of Music, is a published composer, and has performed as a professional musician for over ten years. Mr. Paulson has served on the Board of Directors of the National Association of Music Merchants and the St. Paul Chamber Orchestra.

     Philippe H. Aubert has been director of the Company since October 2001. Since September 1999, Mr. Aubert has been Chief Executive Officer of Robertsau Gestion, a private equity fund. From January 1997 to August 1999, Mr. Aubert was Director Associate of Siparex Group, a private equity investment group.

     Timothy P. Bajarin has been director of the Company since April 2000. He is a well-known computer industry consultant and President of Creative Strategies Inc. Mr. Bajarin has been with Creative Strategies since 1981 and has consulted to most of the leading hardware and software vendors in the industry including IBM, Apple, Xerox, Compaq, Dell, AT&T, Microsoft, Polaroid, Lotus, Epson, Toshiba and numerous others. His articles and/or analyses have appeared in most of the leading business and trade publications and he has appeared on national television programs as a business analyst commenting on the computer industry on all of the major television networks and is a frequent guest on PBS’ “The Computer Chronicles.” Mr. Bajarin has been a columnist for many U.S. and international computer industry publications such as PC Week, Computer Reseller News, Asia Computer Weekly, Personal Computer World, Mobile Computing & Communications and ABCNews.com.

     François J. Duliège has been a director of the Company since October 2001. He joined MakeMusic! S.A. in March 1999, and served as Chairman of the Board of the company from November 2000 to October 2001. Prior to joining MakeMusic! S.A., Mr. Duliège held several international positions with information technology companies. After 12 years at Computervision, where his last assignment was Worldwide Vice President for the PC Business Unit, he became Vice President and General Manager of Europe, Middle East and Africa for UB Networks. He then joined Nat Systems as President of Worldwide Operations. Mr. Duliège graduated from Institut National de Sciences Appliquées and holds an MBA from Centre d’Etude Superieur de Management.

     Martin Velasco has been director of the Company since October 2000, and previously served as a director of MakeMusic! S.A. He is an international entrepreneur with extensive experience in the electronic communications industry combining the experience of large international companies with high-tech start-ups. Mr. Velasco is the Founder and Chairman of Infantia, a foundation helping children in the developing world with education and health projects. He was previously a board member of several start-ups in Europe, the United States and Asia Pacific region; several venture and investment funds; and trans-atlantic business organizations. Mr. Velasco was previously the co-leader of the McKinsey worldwide telecommunications group. He holds an engineering degree in electronics and a postgraduate degree in computer science from the Ecole Polytechnique Fédérale de Lausanne in Lausanne and an MBA from Institut Européen d’Administration des Affaires.

     Benson K. Whitney has been a director of the Company since May 1997. Mr. Whitney is the managing general partner of the Gideon Hixon Fund, a private venture capital partnership. He also serves as Vice President and Chief Executive Officer of Whitney Management Co., a family management company. In these positions he has been involved in numerous early stage investments and serves on several boards of directors. He formerly practiced law with Popham, Haik, Schnobrich & Kaufman, specializing in regulated industries such as medical services companies and cable television.

Other Information

     Pursuant to an Investor Rights Agreement among the Company, J.M. Hixon Partners, LLC (“Hixon”), and certain shareholders of the Company entered into at the time of Hixon’s investment in the Company, Hixon has the right, so long as it owns or controls 4% or more of the Company’s Common Stock, to designate an individual to serve on the Company’s Board of Directors, and the shareholders who are parties to the Agreement have agreed to vote shares of Common Stock owned or controlled by them for such director designee. Mr. Whitney is currently serving as the director designee under that Agreement. There are no other arrangements or understandings between any of the directors or any other person (other than arrangements or understandings with directors acting as such) pursuant to which any person was selected as a director or nominee of the Company. There are no family relationships among the Company’s directors.

Committee and Board Meetings

     The Company’s Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Governance Committee. The Audit Committee is responsible for reviewing the Company’s internal control procedures, the quarterly and annual financial statements of the Company, engaging and evaluating the performance of the independent public accountant and reviewing with the Company’s independent public accountants the results of the annual audit. The Audit Committee met four times during fiscal 2002. The Compensation Committee recommends to the Board of Directors from time to time the salaries and incentive compensation to be paid to executive officers of the Company and the Board of Directors and administers the Company’s Equity Incentive plan. The Compensation Committee met five times during fiscal 2002. The Governance Committee was established September 17, 2002 to recommend the selection of candidates for and the tenure of the members of the Company’s board and for recommending to the board and carrying out policies and processes designed to provide for the effective and efficient governance of the Company. Each committee shall only be comprised of independent voting directors and in the case of the Governance committee, the CEO as a non-voting member. The first meeting was held January 24, 2003. Members of such Committees meet informally from time to time throughout the year on Committee matters.

     The Directors and Committee members often communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board and Committee action by unanimous written consent of all Directors or Committee members, in accordance with Minnesota law, rather than hold formal meetings. During fiscal 2002, the Board of Directors held six formal meetings. No director attended less than 75% of the aggregate of all Board of Directors meetings and all meetings held by any Committee of the Board of Directors on which he served, except Benson K. Whitney, Philippe H. Aubert, Martin Velasco and François J. Duliège which attended at least 64%.

Directors’ Fees

     Under the Company’s 1992 Stock Option Plan each nonemployee director (excluding those directors who waived their rights under such provision) have received a nonqualified option to purchase 500 shares of the Company’s Common Stock upon his or her initial election as a director and a nonqualified option to purchase 150 shares of Common Stock upon each re-election thereafter. The 1992 Stock Option Plan has terminated and shareholders are being requested at the meeting to approve a new 2003 Equity Incentive Plan (see Proposal #3). Under the proposed 2003 Equity Incentive Plan, if approved by shareholders, nonemployee directors will be entitled to receive nonqualified stock options, performance awards, restricted stock or stock appreciation rights from time to time as determined by the Compensation Committee.

AUDIT COMMITTEE REPORT

     The Board of Directors maintains an Audit Committee comprised of two of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, Rule 4310(c)(26)(B)(iii), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15).

     In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A to the proxy statement for the Company’s 2001 annual meeting), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management;

(2)	discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

(3)	reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:
              Benson K. Whitney (Chair)
François J. Duliège

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     Under the terms of an Investor Rights Agreement entered into with J.M. Hixon Partners, LLC in connection with its participation in the Company’s 1997 private placement, the Company has granted to J.M. Hixon Partners, LLC a right to purchase its pro rata share of any new issuances of securities by the Company, excluding shares issued upon exercise of currently outstanding warrants, pursuant to employee stock plans, pursuant to a registered public offering or in connection with an acquisition. The Investor Rights Agreement also gives J.M. Hixon Partners the right to designate an individual to serve on the Company’s Board of Directors (see “Election of Directors—Other Information”).

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid during each of the Company’s last three fiscal years to persons serving as Chief Executive Officer during fiscal 2002 and to each other executive officer of the Company (the “Named Executive Officers”) who received total salary and bonus compensation in excess of $100,000 for 2002.

	Summary Compensation Table

						Long-term Compensation
	Annual Compensation
						Securities	All Other
Name and Principal		Salary		Bonus		Underlying Options	Compensation
Position	Year	($)		($)		(# of shares)	($)

Philip Sean Lafleur,	2002	$194,058	(1)	$77,953	(1)	0	$6,189	(1)(2)
Chief Executive Officer	2001	128,316	(1)	$74,381	(1)	25,000	0
	2000	9,740		0		58,500	0
John W. Paulson,	2002	$163,280		$60,852		0	$0
President	2001	163,280		48,984		6,000	0
	2000	155,505		57,535		9,000	0
Barbara S. Remley,	2002	$120,000		$29,484		0	$0
Chief Financial Officer	2001	117,563		26,452		2,500	0
	2000	105,000		31,000		0	0

1.	Compensation is paid in euro and the United States dollar amount is determined by multiplying Mr. Lafleur’s compensation by 1.0483 and .886, the conversion rates as of December 31, 2002 and December 31, 2001, respectively. Changes to Mr. Lafleur’s salary in 2002 are the result of a reallocation between salary and bonus compensation and the impact of changing foreign currency exchange rates. Mr. Lafleur’s salary in euro was €185,117 and €144,827 and his bonus in euro was €74,361 and €83,952 in 2002 and 2001, respectively.

2.	Amount reflects payment for unused vacation time as required by French law.

Employment Agreements

     In September 2002, the Company entered into an employment agreement with Mr. Sean Lafleur that will continue in effect unless otherwise terminated as provided in the agreement. Pursuant to the current terms of the agreement, which are subject to annual review, he will be paid an annual base salary for services to the Company and its French subsidiary of not less than €185,117 ($194,058 based on the December 31, 2002 conversion rate of 1.0483) and may be eligible for a bonus of up to €89,593 ($93,930 based on the December 31, 2002 conversion rate of 1.0483) upon meeting certain goals and objectives as determined by the Board of Directors. The agreement may be terminated by either party; however, in the event the agreement is terminated by the Company without cause or by Mr. Lafleur in the event of a change of control of the Company, Mr. Lafleur will be paid an amount equal to six months of his base salary and target bonus as in effect at the time of termination. In addition, during the twelve-month period after termination of employment without cause, Mr. Lafleur shall be entitled to monthly cash payments equal to 50% of his monthly base salary plus bonus in effect at the time of termination of employment, which payments shall terminate at the earliest of the one-year anniversary date of the date of termination of employment with the Company or upon Mr. Lafleur commencing employment with another entity at a base salary and bonus equal to or greater than his base salary plus bonus at the time of termination.

     On October 19, 2000, the Company entered into a one-year employment agreement with John W. Paulson that will automatically extend for additional one-year periods unless otherwise terminated as provided in the agreement. Pursuant to the agreement he will be paid an initial base salary of $155,500 per year and may be eligible for bonuses as determined by the Board of Directors. The agreement may be terminated by either party upon written notice to the other party. In the event the agreement is terminated by the Company without cause, Mr. Paulson will be paid an amount equal to his base salary as in effect at the time of termination.

Option/SAR Grants During 2002 Fiscal Year

     No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 2002. The Company has not granted stock appreciation rights.

Aggregated Option/SAR Exercises During 2002 Fiscal Year
and Fiscal Year End Option/SAR Values

     The following table provides information related to the exercise of stock options during fiscal 2002 by the Named Executive Officers and the number and value of options held at fiscal year end by such persons:

			Number of Unexercised
			Securities Underlying		Value of Unexercised In-the-
			Options at 12/31/02		Money Options at 12/31/02(1)

	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip Sean Lafleur	0	N/A	36,636	46,864	$0	$0
John W. Paulson	0	N/A	23,232	9,268	$0	$0
Barbara S. Remley	0	N/A	6,476	3,024	$0	$0

(1)	Value of exercisable/unexercisable in-the-money options is equal to the difference between the market price of the Common Stock at fiscal year end and the option exercise price per share multiplied by the number of shares subject to options. The closing sale price as of December 31, 2002 on the Nasdaq Stock Market was $2.10.

ADOPTION OF 2003 EQUITY INCENTIVE PLAN (Proposal #3)

General

     At the Annual Meeting, shareholders will be asked to approve the MakeMusic! Inc. 2003 Equity Incentive Plan. This plan is a replacement to the 1992 Stock Option Plan which expired September 28, 2002. The Board of Directors believes that this plan will place the Company in an appropriate range of shares available under incentive plans for similarly situated Companies. The Board believes that granting fairly priced stock options and other stock awards to employees, officers, consultants and directors are an effective means to promote the future growth and development of the Company. Such options and awards, among other things, increase these individuals’ proprietary interest in the Company’s success and enables the Company to attract and retain qualified personnel. The Board of Directors and Compensation Committee intend to tie individual officer grants closely to the performance of the Company. The Board of Directors and the Compensation Committee also believe the Equity Incentive Plan will tie the employees’ goals and interests to those of MakeMusic! and its shareholders.

Description of the 2003 Equity Incentive Plan

     A general description of the material features of the 2003 Plan follows, but this description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon request to the Company’s Chief Financial Officer.

     General. Under the 2003 Plan, the Compensation Committee may award incentive or nonqualified stock options, restricted stock, stock appreciation rights, performance shares and performance units to those officers and employees of the Company (including its subsidiaries and affiliates), or to directors of or consultants or advisors to the Company, whose performance, in the judgment of the Board or Committee, can have a significant effect on the success of the Company. As of the date of the proxy, the Company had sixty-four (64) officers and employees, six non-employee directors and nine consultants and advisors.

     Shares Available. The Plan provides for the issuance of up to 750,000 shares of Common Stock of the Company, subject to adjustment of such number in the event of certain increases or decreases in the number of outstanding shares of Common Stock of the Company effected as a result of stock splits, stock dividends, combinations of shares or similar transactions in which the Company receives no consideration. If any options or stock awards granted under the Plan expire or terminate prior to exercise, the shares subject to that portion of the option or stock award are available for subsequent grants.

     Administration and Types of Awards. The 2003 Plan will be administered by the Compensation Committee. The Committee has broad powers to administer and interpret the Plan, including the authority to (i) establish rules for the administration of the Plan, (ii) select the participants in the Plan, (iii) determine the types of awards to be granted and the number of shares covered by such awards, and (iv) set the terms and conditions of such awards.

     Options. Options granted under the 2003 Plan may be either “incentive” stock options within the meaning of Section 422 of the Internal Revenue Code (“IRC”) or “nonqualified” stock options that do not qualify for special tax treatment under the IRC. No incentive stock option may be granted with a per share exercise price less than the fair market value of a share of the Company’s Common Stock on the date the option is granted. The closing sale price of a share of the Company’s Common Stock was $1.57 on March 26, 2003. The Committee will determine the term of the option (which in case of an incentive stock option, generally may not exceed ten years) and how it will become exercisable. An incentive stock option may not be transferred by an optionee except by will or the laws of descent and distribution. In certain circumstances, a nonqualified option may be transferred to a member of an optionee’s family, a trust for the benefit of such immediate family members or a partnership in which such family members are the only partners.

     Restricted Stock Award, Performance Share Awards and Performance Units. The Committee is also authorized to grant awards of restricted stock, performance shares and performance units. Each restricted stock award granted under the Plan shall be for a number of shares as determined by the Committee, and the Committee, in its discretion, may also establish continued employment, vesting or other conditions that must be satisfied for the restrictions on the transferability of the shares and the risks of forfeiture to lapse. Performance share awards generally provide the recipient with the opportunity to receive shares of the Company’s Common Stock and performance units generally provide recipients with the opportunity to receive cash awards, but only if the Company’s financial goals or other business objectives are achieved over specified performance periods.

     Stock Appreciation Rights. A stock appreciation right may be granted independent of or in tandem with a previously or contemporaneously granted stock option, as determined by the Committee. Generally, upon the exercise of a stock appreciation right, the recipient will receive cash, shares of Common Stock or some combination of cash and shares having a value equal to the excess of (i) the fair market value of a specified number of shares of the Company’s Common Stock, over (ii) a specified exercise price. If the stock appreciation right is granted in tandem with a stock option, the exercise of the stock appreciation right will generally cancel a corresponding portion of the option, and, conversely, the exercise of the stock option will cancel a corresponding portion of the stock appreciation right. The Committee will determine the term of the stock appreciation right and how it will become exercisable. A stock appreciation right may not be transferred by an optionee except by will or the laws of descent and distribution.

     Amendment. The Board of Directors may, from time to time, suspend or discontinue the Plan or revise or amend it in any respect; provided, (i) no such revision or amendment may impair the terms and conditions of any outstanding option or stock award to the material detriment of the participant without the consent of the participant except as authorized in the event of merger, consolidation or liquidation of the Company, (ii) the Plan may not be amended in any manner that will (a) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (b) change the designation of the class of employees eligible to receive awards; (c) decrease the price at which options will be granted; or (d) materially increase the benefits accruing to participants under the Plan without the approval of the shareholders, to the extent such approval is required by applicable law or regulation.

Federal Income Tax Matters

     Options. Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company’s Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which nonqualified options are exercised equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment related taxes on such ordinary income.

     Incentive stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. Under Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option’s grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

     Restricted Stock Awards. Generally, no income is taxable to the recipient of a restricted stock award in the year that the award is granted. Instead, the recipient will recognize compensation taxable as ordinary income equal to the fair market value of the shares in the year in which the transfer restrictions lapse. Alternatively, if a recipient makes a “Section 83(b)” election, the recipient will, in the year that the restricted stock award is granted, recognize compensation taxable as ordinary income equal to the fair market value of the shares on the date of the award. The Company normally will receive a deduction equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

     Performance Share and Performance Unit Awards. A recipient of performance shares or performance units will recognize compensation taxable as ordinary income equal to the value of the shares of Common Stock or the cash received, as the case may be, in the year that the recipient receives payment. The Company normally will receive a deduction equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

     Stock Appreciation Rights. Generally, a recipient of a stock appreciation right will recognize compensation taxable as ordinary income equal to the value of the shares of Common Stock or the cash received in the year that the stock appreciation right is exercised. The Company normally will receive a deduction equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

New Plan Benefits

     No options or other stock awards have been granted to date under the 2003 Equity Incentive Plan. Because future grants and awards under the Plan are subject to the Compensation Committee’s discretion, the future benefits or amounts that may be received by employees and directors under the Plan cannot be determined at this time.

     The following table provides information as of December 31, 2002 about the Company’s equity compensation plans.

Number of
securities
remaining available
	Number of			for future issuance
	securities to be			under equity
	issued upon		Weighted average	compensation plans
	exercise of		exercise price of	(excluding
	outstanding		outstanding	securities
	options, warrants		options, warrants	reflected in column
	and rights		and rights	(a))

	(a)		(b)	(c)

Equity compensation plans approved by security holders	199,110		16.39	0
Equity compensation plans not approved by security holders	33,083	(1)	4.17	0

     (1)  Warrants issued to consultants

Vote Required; Recommendation

     Adoption of the 2003 Equity Incentive Plan requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 2003 EQUITY INCENTIVE PLAN

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10 percent of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2002 all Section 16(a) filing requirements applicable to Insiders were complied with.

INDEPENDENT PUBLIC ACCOUNTANT

     Ernst & Young LLP has acted as the Company’s independent auditors for the fiscal year ended December 31, 2002. The Audit Committee has not selected auditors to act as the Company’s auditors for fiscal 2003. Ernst & Young’s proposal for 2003 has not yet been presented to the Audit Committee, but Ernst & Young has informed the Committee that the fees will be significantly increased in light of the requirements under [Section 404 of] the Sarbanes-Oxley Act of 2002. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for fiscal 2002, statutory audit in France, and reviews of the financial statements included in the Company’s forms 10-QSB for fiscal 2002 were $89,000.

     Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not bill any fees for financial information systems design and implementation services rendered to the Company during fiscal 2002.

     All Other Fees. The aggregate fees billed by Ernst & Young LLP for all other non-audit services rendered to the Company during fiscal 2002, including fees for tax-related service, were $21,000.

     The Company’s Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services have not adversely affected Ernst & Young LLP’s independence.

OTHER BUSINESS

     Management knows of no other matters to be presented at the meeting. If any other matter properly comes before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

     Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2004 annual meeting of shareholders must be received by the Company by December 12, 2003, to be considered for inclusion in the Company’s proxy statement and related proxy for the 2004 annual meeting.

     Also, if a shareholder proposal intended to be presented at the 2004 annual meeting but not included in the Company’s proxy statement and proxy is received by the Company after February 25, 2004, then management named in the Company’s proxy form for the 2004 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

FORM 10-KSB

     A COPY OF THE COMPANY’S FORM 10-KSB ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. NO PORTION OF SUCH REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-KSB, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). ANY SUCH REQUESTS SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF MAKEMUSIC! INC. COMMON STOCK ON MARCH 28, 2003, THE RECORD DATE FOR THE 2003 ANNUAL MEETING, AND SHOULD BE DIRECTED TO MS. BARBARA S. REMLEY, CHIEF FINANCIAL OFFICER, AT THE COMPANY’S PRINCIPAL ADDRESS.

BY ORDER OF THE BOARD OF DIRECTORS

Philip Sean Lafleur Chief Executive Officer and Chairman of the Board

Dated: April 11, 2003
        Eden Prairie, Minnesota

MakeMusic! Inc.
ANNUAL MEETING

Wednesday, May 21, 2003 at 3:30 p.m.

50th floor, IDS Center
80 South 8th Street
Minneapolis, Minnesota

MakeMusic! Inc.
6210 Bury Drive, Eden Prairie, Minnesota 55346
PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below. If no choice is specified, the proxy will be voted “FOR” Item 1,2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Philip Sean Lafleur and Barbara S. Remley, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

For your convenience you can vote by internet, fax a copy of your proxy card (front and back) to StockTrans, Inc. at 610-649-7302 or you can mail your proxy card in the enclosed envelope to StockTrans, Inc.

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The Board of Directors Recommends a Vote FOR Item 1, 2 and 3

1.	Set the number of directors at seven (7):	[	]	FOR	[	]	AGAINST	[	]	ABSTAIN

2.	Election of directors: 01-Philippe Aubert 02-Timothy P. Bajarin 03-Francois J. Duliège	04-Philip Sean Lafleur 05-John W. Paulson 06-Martin Velasco	07-Benson K. Whitney	[	]	FOR all nominees listed to the left (except as specified below)	[	]	WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3.	Approve the MakeMusic! Inc. 2003 Equity Incentive Plan	[	]	FOR	[	]	AGAINST	[	]	ABSTAIN

In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Indicate changes below: Mark Box [    ]

Date: _________________________________, 2003 Signature: _________________________________ Email:_____________________________________

Signature(s) in Box Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF TWO WAYS:

1.	VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed below Vote your proxy by checking the appropriate boxes Click on “Accept Vote"

OR

2.	VOTE BY MAIL: If you do not wish to vote by over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by Internet 24 hours a day, 7 days a week.
Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.